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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Shoney's, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

     CERTAIN ADDITIONAL INFORMATION: Shoney's, Inc. (the "Company") will be soliciting proxies against the director nominees of Raymond D. Schoenbaum and Betty J. Schoenbaum and other shareholder proposals and may solicit revocations of "Agent Designations" by such persons. The following individuals may be deemed to be participants in the solicitation of proxies or revocations of Agent Designations by the Company and as of June 1, 1997 beneficially own the number of shares of common stock, par value one dollar ($1.00) as indicated: C. Stephen Lynn, Chairman of the Board, Chief Executive Officer and President, 385,500 shares; Robert M. Langford, Senior Executive Vice President and Chief Operating Officer, 15,000 shares; W. Craig Barber, Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer, 92,859 shares; F. E. McDaniel, Jr., Senior Vice President, Secretary and Treasurer, 11,761 shares; Gregory A. Hayes, Senior Vice President and Corporate Controller, 8,565 shares; Betty Marshall, Senior Vice President -- Corporate Communications and Community Relations, 11,864 shares; David Jordan, Senior Vice President -- Business Development, 6,000 shares; Dennis C. Bottorff, Director, 18,000 shares; Carole
F. Hoover, Director, 2,400 shares; Victoria B. Jackson, Director, 4,094 shares; Jeffry F. Schoenbaum, Director, 583,192 shares; B. Franklin Skinner, Director, 3,500 shares; and Cal Turner, Jr., Director, 28,000 shares. The Company has retained Salomon Brothers Inc ("Salomon") to act as financial advisor in connection with the proxy solicitation. Salomon will not receive any fee for, or in connection with, such financial advisory and solicitation activities apart from the fees they are otherwise entitled to receive under their engagement. The Company has agreed to indemnify Salomon against certain liabilities and expenses. Salomon is an investment banking firm that provides a full range of financial services for institutional and individual clients. Salomon does not admit or deny that any of its directors, officers, or employees is a "participant" as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, Salomon regularly buys and sells the Company's Common Stock for its own account and for the accounts of its customers, which transactions may result from time to time in Salomon and its associates having a net "long" or net "short" position in the Company's Common Stock or option contracts with other derivatives in or relating to the Company's securities. As of June 25, 1997, Salomon had no positions in the Company's securities. Salomon will assist in the solicitation of proxies, which will be carried out by a team of individuals consisting of directors, officers and employees of Salomon numbering approximately 10 persons.

                  SHONEY'S FILES DECLARATORY JUDGMENT ACTION

        NASHVILLE, June 26--Shoney's Inc. (NYSE:SHN) announced today that it has commenced litigation in Tennessee state court seeking confirmation that bylaw amendments adopted by its Board of Directors earlier this week were valid and that a dissident group's purported call of a special meeting for August 19, 1997 was invalid.

        "These amendments were adopted for the purpose of creating orderly procedures for the call and conduct of special meetings by shareholders,"
C. Stephen Lynn, Shoney's Chairman and Chief Executive Officer, said. "Any suggestion to the contrary is baseless."

        Tennessee law permits shareholders owning at least 10% of a corporation's common stock to demand a special meeting of shareholders. A dissident group, which owns approximately 8% of the common stock, has purported to call a special meeting for August 19, 1997. Yesterday, June 25, the group, which is led by Ray Schoenbaum, challenged the efffectiveness of the bylaw amendments adopted by the Board on June 22, 1997, and indicated it was prepared to litigate the matter if the bylaw amendments were not rescinded.

        "We do not shy from bringing our case directly to the shareholders and allowing them to decide who they want to run their company," Mr. Lynn said. "The Board, however, will not be stampeded into breaching its responsibility to ensure that shareholders get a fair opportunity to compare the strategic plan currently being implemented by the Company with the absence of any detailed plan from Mr. Schoenbaum and his hand-picked Board nominees," he said.

        Under the bylaw amendments, the Board of Directors is required, within 15 days of a shareholder request, to set a record date to determine shareholders entitled to demand a special meeting. Under Tennessee law and the bylaws, the Board is required to call a special meeting if the holders of at least 10% of the outstanding common stock make such a request. The Board must send out a notice of meeting within one month of receiving such a demand, or a court can order that a special meeting be called. The meeting must be convened within two months of the notice. The amended bylaws also provide that the board of directors will set the record date and meeting date for any special meeting of shareholders.

        "Mr. Schoenbaum continued assertion that he can call a special shareholders' meeting at this time when he owns less than 10% of the Company's stock is simply wrong and our bylaw amendments are clearly valid," Mr. Lynn said.

        "Mr. Schoenbaum seems more interested in engaging in tactical skirmishing and casting negative aspersions on the Board of Directors than setting forth in a coherent fashion his prescription for addressing the company's problems," Mr. Lynn said.

        "I would suggest that it would be in his interest to simply follow the reasonable procedures we have laid out, rather than forcing us to engage in this time-consuming and resource-diverting side-show," he added.

        On Wednesday, June 25, the Company received a request from Mr. Schoenbaum. In his letter, Mr. Schoenbaum requested that the Board of Directors set a record date to determine shareholders entitled to call a special meeting, while specifically reserving his right to challenge the validity of the bylaw amendments. Mr. Lynn noted that Mr. Schoenbaum's request would be promptly addressed in the manner provided in the amended bylaws.